UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under § 240.14a-12

CEA INDUSTRIES INC.
(Name of Registrant as Specified In Its Charter)

YZILABS MANAGEMENT LTD. CHANGPENG ZHAO MAX S. BAUCUS DAVID J. CHAPMAN TERESA MARIE GOODY GUILLÉN JIAJIN “JANE” HE ALEX ODAGIU MATTHEW ROSZAK LING “ELLA” ZHANG
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

YZILabs Management Ltd. (“YZi Labs Management”), together with the other participants named herein, has filed a preliminary consent statement and an accompanying WHITE consent card with the Securities and Exchange Commission (the “SEC”) in connection with their proposed solicitation of stockholder written consents to, among other things, expand the size of the Board of Directors (the “Board”) of CEA Industries Inc., a Nevada corporation (the “Company”) and elect certain persons nominated for election to the Board. On June 23, 2026, in connection with the entry into a cooperation agreement (the “Cooperation Agreement”) with the Company, YZi Labs Management withdrew its demands to inspect certain books and records of the Company and its request that the Board fix a record date in connection with YZi Labs Management’s proposed consent solicitation, and terminated its consent solicitation. YZi Labs Management will no longer be soliciting the Company’s stockholders’ written consents to take any actions.

On June 23, 2026 (the “Effective Date”), YZi Labs Management entered into the Cooperation Agreement with the Company. Pursuant to the Cooperation Agreement, among other things, the Company agreed, immediately following the execution and delivery of the Cooperation Agreement by the parties, to increase the size of the Board to six directors and appoint Ling “Ella” Zhang, Alex Odagiu and Matthew Roszak (collectively, the “YZi Labs Directors”) to the Board, in each case to serve until the Company’s 2026 Special Meeting in lieu of Annual Meetings (the “2026 Annual Meeting”) and until his or her successor is duly elected and qualified. In addition, so long as YZi Labs Management beneficially owns at least 4.99% of the then-outstanding shares of the Company’s common stock, subject to the terms of the Cooperation Agreement, YZi Labs Management shall have customary replacement rights with respect to the YZi Labs Directors.

In connection with the Cooperation Agreement, YZi Labs Management has terminated its consent solicitation with respect to the Company and has withdrawn certain legal materials submitted relating thereto.

Pursuant to the Cooperation Agreement, following the appointment of the YZi Labs Directors, the members of the Board and YZi Labs Management shall promptly engage in discussions about the Board’s composition and, as promptly as practicable following such discussions, but in any event by no later than ninety (90) days after the Effective Date (subject to extension as set forth in the Cooperation Agreement), the Board shall increase the size of the Board by one director and appoint a new independent director who shall be mutually agreeable to the Continuing Directors (as defined in the Cooperation Agreement) and YZi Labs Management (the “Mutual Director” and together with the YZi Labs Directors, the “New Directors”) to the Board.

Under the terms of the Cooperation Agreement, the Company has further agreed that, within three (3) business days after the Effective Date, the Board shall take all action necessary to form a Chief Executive Officer Search Committee (the “CEO Search Committee”) for the purpose of conducting a search to identify candidates, and otherwise assisting the Board in selecting, the Company’s next chief executive officer (the “New CEO”) as promptly as practicable and in any event by the earlier of (i) the 2026 Annual Meeting and (ii) August 31, 2026. The CEO Search Committee shall consist of (x) the Mutual Director (upon his or her appointment), (y) two of the YZi Labs Directors, and (z) two Continuing Directors, with the Mutual Director serving as chair and a YZi Labs Director serving as interim chair prior to the Mutual Director’s appointment. In addition to the approval of a majority of the then-serving members of the Board, the appointment of the New CEO shall require the approval of at least one YZi Labs Director and at least one Continuing Director, subject to certain exceptions set forth in the Cooperation Agreement.

The Cooperation Agreement also provides that, during the period from the Effective Date until at least the appointment of the New CEO, Mr. Odagiu shall serve as Interim President of the Company, reporting directly to the Board, with responsibilities to be determined by the Board following the execution and delivery of the Cooperation Agreement and as previously approved by YZi Labs Management.

Until the Termination Date (as defined below), the number of directors shall not exceed seven (7) directors; however, if the New CEO is not already a director, the Board may increase its size to nine (9) directors in order to appoint the New CEO and an additional candidate recommended by YZi Labs Management who is reasonably acceptable to the Continuing Directors.

The Company also agreed to include the New Directors in the Company’s slate of director nominees for each meeting of stockholders at which director candidates are to be elected during the term of the Cooperation Agreement (and to include the Continuing Directors in the slate for the 2026 Annual Meeting) and to solicit proxies in favor of the election of, and otherwise support the election of, such directors on the same basis as the Company’s other nominees for election at such meeting. During the term of the Cooperation Agreement, YZi Labs Management and certain restricted persons will be subject to customary standstill restrictions relating to, among other things, acquisitions of the Company’s common stock, director nominations, proxy contests, other activist campaigns, unsolicited takeover bids and related matters. During the term of the Cooperation Agreement, YZi Labs Management has agreed to vote all voting securities that it and its affiliates have the right to vote at any annual or special meeting of stockholders (and in any action by written consent) in accordance with the Board’s recommendations, subject to certain exceptions. Pursuant to the Cooperation Agreement, each of the parties agreed to customary mutual non-disparagement provisions prohibiting public or private statements that would disparage or otherwise reflect detrimentally on the other party and certain representatives, subject to certain exceptions, including as required by law.

Pursuant to the terms of the Cooperation Agreement, each of the parties have also agreed to a mutual release of claims arising out of events occurring prior to the Effective Date, and until the Termination Date, each of the parties agreed not to encourage, pursue or assist in any litigation against the other party or its affiliates, associates or certain representatives, subject to certain exceptions, including for enforcement of the Cooperation Agreement and claims of fraud.

The Cooperation Agreement will terminate upon the earlier of (i) the date that is one month before the last day upon which nominations of candidates for election as a director to the Board may be made pursuant to the Company’s bylaws (the “Nomination Deadline”) with respect to the Company’s 2029 annual meeting of stockholders and (ii) 120 days prior to the third anniversary of the 2026 Annual Meeting; provided that the Cooperation Agreement will terminate (a) one month before the Nomination Deadline with respect to the Company’s 2027 annual meeting of stockholders if the Company has not notified YZi Labs Management that a majority of the members of the Board other than the YZi Labs Directors have irrevocably offered to renominate each of the then-serving YZi Labs Directors for election at the Company’s 2027 annual meeting of stockholders and (b) one month before the Nomination Deadline with respect to the Company’s 2028 annual meeting of stockholders unless (x) the Company has notified YZi Labs Management that a majority of the members of the Board other than the YZi Labs Directors have irrevocably offered to renominate each of the then-serving YZi Labs Directors for election at the Company’s 2028 annual meeting of stockholders and (y) a majority of such YZi Labs Directors consent to such renomination (such effective date of termination, the “Termination Date”).

The foregoing description of the Cooperation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Cooperation Agreement, a copy of which is filed as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on June 24, 2026.